Exhibit 99.1

Everspin Reports Unaudited Third Quarter 2023
Financial Results

Revenue rose 8% year over year to $16.5 million, exceeding guidance.

Net income increased 27.8% year over year to $2.4 million.

Chandler, AZ, November 1, 2023 — Everspin Technologies, Inc. (NASDAQ: MRAM), the market leader in MRAM, today announced preliminary unaudited financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Highlights

●	Revenue of $16.5 million increased 8% from $15.2 million in Q3’22
●	Net income of $2.4 million increased 27.8% from $1.9 million in Q3’22
●	Adjusted EBITDA of $4.0 million increased 18.7% from $3.4 million in Q3’22
●	Fully diluted EPS of $0.11 increased from $0.09 in Q3’22
●	Cash flow from operating activities of $3.6 million, rose from $0.9 million in Q3’22
●	Cash and cash equivalents totaled $34.9 million on September 30, 2023

“We are pleased to report third quarter revenue above the high end of our guidance range, bolstered by the increased NRE and licensing revenue from a new Radiation Hard program on Toggle MRAM and the continuation of our existing Radiation Hard programs on STT-MRAM technologies,” said Sanjeev Aggarwal, President and Chief Executive Officer.

"Our R&D and design teams delivered on the milestones to further the development of STT-MRAM-based solutions for a high density memory array and a distributed memory for configuration in FPGAs. Our dedication to supply chain management, quality and reliability continues to be recognized across the board, earning us several design wins with our new STT-MRAM family of xSPI products from customers in the fast-growing Industrial IoT and embedded system markets. This new STT-MRAM family of xSPI products, now available over an extended temperature range of -40⁰C to 105⁰C and from 4 to 128Mb densities, is well positioned as an alternative solution to SRAM, BBSRAM, FRAM, NVSRAM, and NOR flash devices.” said Sanjeev Aggarwal.

“Everspin continues to generate profits, reporting positive GAAP net income for the 10th consecutive quarter while continuing to generate strong operational cash flow,” said Anuj Aggarwal, Everspin’s Chief Financial Officer.

Third Quarter 2023 Results

Total revenue was $16.5 million, an increase of 5% from $15.7 million in the second quarter of 2023 and an increase of 8% compared to $15.2 million in the third quarter of 2022. The increase in revenue from the prior quarter was driven by licensing revenue related to Everspin’s RAD-Hard projects.

MRAM product sales, which includes both Toggle and STT-MRAM revenue, was $13.5 million, compared to $13.4 million in the second quarter of 2023 and $14.6 million in the third quarter of 2022.

Licensing, royalties, patents and other revenue was $2.9 million, a 25% increase from $2.3 million in the second quarter of 2023 and an increase of $2.2 million from $0.7 million in the third quarter of 2022.

Gross margin was 60.2%, compared to 58.4% in the second quarter of 2023 and 58.8% in the third quarter of 2022. The increase in gross margin is primarily attributable to increased licensing revenue.

GAAP operating expenses were $7.9 million 2023, compared to $7.6 million in the second quarter of 2023 and $7.1 million in the third quarter of 2022. GAAP operating expenses increased in the third quarter of 2023 compared to the third quarter of 2022 as a result of increased professional service costs.

GAAP net income was $2.4 million, or $0.11 per diluted share, based on 21.8 million weighted-average fully diluted common shares outstanding. This compares to net income of $3.9 million, or $0.18 per diluted share, in the second quarter of 2023 and net income of $1.9 million, or $0.09 per diluted share, in the third quarter of 2022.

Adjusted EBITDA was $4.0 million, compared to $5.4 million in the second quarter of 2023 and $3.4 million in the third quarter of 2022.

Cash and cash equivalents as of September 30, 2023 were $34.9 million, compared to $30.8 million as of June 30, 2023, and $23.4 million as of September 30, 2022.

Cash flows from operating activities were $3.6 million, compared to $6.3 million in the second quarter of 2023, and $0.9 million in the third quarter of 2022.

Business Outlook

For the fourth quarter 2023, Everspin expects total revenue in a range of $15.4 million to $16.4 million and GAAP net income per diluted share to be between $0.01 and $0.06.

This outlook is dependent on Everspin's current expectations, which may be impacted by, among other things, evolving external conditions, such as COVID-19 and its variants, local safety guidelines, worsening impacts due to supply chain constraints or interruptions, including due to the military conflict in Ukraine, instability in the Middle East, recent market volatility, semiconductor downturn and the other risk factors described in Everspin's filings with the Securities and Exchange Commission (the "SEC"), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, its Quarterly Reports on Form 10-Q filed with the SEC during 2023, as well as in its subsequent filings with the SEC.

Use of Non-GAAP Financial Measures

Everspin supplements the reporting of its financial information determined under generally accepted accounting principles in the United States of America (GAAP) with Adjusted EBITDA, which is a non-GAAP financial measure. Everspin defines Adjusted EBITDA as net income adjusted for interest expense, taxes, depreciation and amortization, stock-based compensation expense, and restructuring costs (if any).

Everspin’s management and board of directors use Adjusted EBITDA to understand and evaluate its operating performance and trends, to prepare and approve its annual budget and to develop short-term and long-term operating and financing plans. Accordingly, Everspin believes that Adjusted EBITDA provides useful information for investors in understanding and evaluating its operating results in the same manner as its management and board of directors. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as superior to, or as a substitute for, net income reported in accordance with GAAP. Moreover, other companies may define Adjusted EBITDA differently, which limits the usefulness of this measure for comparisons with such other companies. Everspin encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Conference Call

Everspin will host a conference call for analysts and investors on Wednesday, November 1, 2023, at 5:00 p.m. Eastern Time.

Dial-in details: To access the call by phone, please go to this link (registration link) and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

The live webcast of the call will be accessible on the Company’s website at investor.everspin.com. Approximately two hours after conclusion of the live event, an archived webcast of the conference call will be accessible from the Investor Relations section of the Company’s website for twelve months.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com.

NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made under the caption “Business Outlook.” Forward-looking statements are identified by words such as “expects” or similar expressions. These include, but are not limited to, Everspin’s future financial performance, including the outlook for fourth quarter 2023 results. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth under the caption “Risk Factors” in Everspin’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 2, 2023, and its Quarterly Reports on Form 10-Q filed with the SEC during 2023, as well as in its subsequent filings with the SEC. Any forward-looking statements made by Everspin in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:

Monica Gould

The Blueshirt Group

T: 212-871-3927

E: monica@blueshirtgroup.com

EVERSPIN TECHNOLOGIES, INC.

Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$34,934	$26,795
Accounts receivable, net	10,088	10,665
Inventory	8,637	6,683
Prepaid expenses and other current assets	238	604
Total current assets	53,897	44,747
Property and equipment, net	3,251	3,883
Right-of-use assets	5,786	6,641
Other assets	62	62
Total assets	$62,996	$55,333

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,570	$2,778
Accrued liabilities	3,479	3,533
Deferred revenue	510	821
Current portion of long-term debt	—	2,594
Lease liabilities, current portion	1,172	1,122
Other liabilities	—	27
Total current liabilities	7,731	10,875
Long-term debt, net of current portion	—	—
Lease liabilities, net of current portion	4,693	5,580
Long-term income tax liability	214	214
Total liabilities	$12,638	$16,669
Commitments and contingencies (Note 5)
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 20,934,919 and 20,374,288 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	2	2
Additional paid-in capital	189,974	185,364
Accumulated deficit	(139,618)	(146,702)
Total stockholders’ equity	50,358	38,664
Total liabilities and stockholders’ equity	$62,996	$55,333

EVERSPIN TECHNOLOGIES, INC.

Statements of Income and Comprehensive Income

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Product sales	$13,543	$14,571	$40,726	$40,465
Licensing, royalty, patent, and other revenue	2,923	670	6,333	3,830
Total revenue	16,466	15,241	47,059	44,295
Cost of product sales	5,920	6,122	18,133	17,667
Cost of licensing, royalty, patent, and other revenue	627	155	1,384	750
Total cost of sales	6,547	6,277	19,517	18,417
Gross profit	9,919	8,964	27,542	25,878
Operating expenses:[1]
Research and development	2,659	2,879	8,566	8,014
General and administrative	3,933	2,971	10,660	8,560
Sales and marketing	1,348	1,203	4,018	3,629
Total operating expenses	7,940	7,053	23,244	20,203
Income from operations	1,979	1,911	4,298	5,675
Interest expense	—	(73)	(63)	(218)
Other income (expense), net	459	69	2,849	56
Net income before income taxes	2,438	1,907	7,084	5,513
Income tax expense	—	—	—	—
Net income and comprehensive income	$2,438	$1,907	$7,084	$5,513
Net income per common share:
Basic	$0.12	$0.09	$0.34	$0.27
Diluted	$0.11	$0.09	$0.33	$0.27
Weighted average shares of common stock outstanding:
Basic	20,848,558	20,206,728	20,653,775	20,058,744
Diluted	21,828,789	20,539,064	21,276,904	20,698,814

[1]Operating expenses include stock-based compensation as follows:
Research and development	$505	$462	$1,454	$1,257
General and administrative	639	598	1,874	1,616
Sales and marketing	136	92	372	414
Total stock-based compensation	$1,280	$1,152	$3,700	$3,287

EVERSPIN TECHNOLOGIES, INC.

Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net income	$7,084	$5,513
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	905	704
Gain on sale of property and equipment	(15)	(167)
Stock-based compensation	3,700	3,287
Loss on prepayment and termination of credit facility	170	—
Non-cash warrant revaluation	(25)	(21)
Non-cash interest expense	26	93
Changes in operating assets and liabilities:
Accounts receivable	577	(4,357)
Inventory	(1,954)	(1,466)
Prepaid expenses and other current assets	366	470
Other assets	—	(28)
Accounts payable	599	1,218
Accrued liabilities	(54)	(1,138)
Deferred revenue	(311)	(25)
Lease liabilities	18	175
Net cash provided by operating activities	11,086	4,258
Cash flows from investing activities
Purchases of property and equipment	(1,080)	(1,320)
Proceeds received from sale of property and equipment	15	202
Net cash used in investing activities	(1,065)	(1,118)
Cash flows from financing activities
Payments on long-term debt	(2,790)	(1,800)
Payments of debt issuance costs	—	(10)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	908	703
Net cash used in financing activities	(1,882)	(1,107)
Net increase in cash and cash equivalents	8,139	2,033
Cash and cash equivalents at beginning of period	26,795	21,409
Cash and cash equivalents at end of period	$34,934	$23,442
Supplementary cash flow information:
Interest paid	$37	$125
Operating cash flows paid for operating leases	$1,038	$978
Financing cash flows paid for finance leases	$9	$8
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$6,837
Right-of-use assets obtained in exchange for finance lease liabilities	$—	$36
Purchases of property and equipment in accounts payable and accrued liabilities	$—	$773
Cashless exercise of warrants	$2	$—

EVERSPIN TECHNOLOGIES, INC.

Adjusted EBITDA Reconciliation

(In thousands)

(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Adjusted EBITDA reconciliation:
Net income	$2,438	$3,885	$1,907
Depreciation and amortization	288	284	242
Stock-based compensation expense	1,280	1,260	1,152
Interest expense	—	—	73
Income tax expense	—	—	—
Adjusted EBITDA	$4,006	$5,429	$3,374